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                         DOVER INVESTMENT MANAGEMENT LLC

                                                                Exhibit (h)(13)

                                 [Advisor logo]

January 23, 2008

Mr. Simon D. Collier, President
Forum Funds
Two Portland Square
Portland, Maine 04101

RE: Contractual Waivers and Reimbursements

Dear Mr. Collier:

Dover Investment Management LLC (the "Adviser") agrees to waive its investment advisory fee and reimburse expenses as necessary to ensure that total annual operating expenses (excluding taxes, interest, portfolio transaction expenses and extraordinary expenses) for Dover Responsibility Fund (the "Fund"), a series of the Forum Funds (the "Trust"), does not exceed 1.25% and 1.50% for Institutional Shares and A Shares, respectively, from March 1, 2008 through March 1, 2009.

This agreement can only be terminated or amended upon the approval of the Trust's Board of Trustees and is automatically terminated if the Adviser is no longer a service provider to the Fund. Unless otherwise amended or terminated, this agreement will terminate on March 1, 2009.

Very truly yours,

Dover Investment Management LLC


By: /s/ Michael G. Kassab
    -------------------------
    Michael G. Kassab

     140 Greenwich Avenue, Greenwich, Connecticut 06830 o (t) 203-769-4100 o
                                (F) 203-769-4101